INDEPENDENT AUDITORS' REPORT


Board of Directors                      October 14, 1999
Dimension House, Inc.
Newport Beach, California


      I have audited the accompanying Balance Sheets of Dimension House, Inc. (Formerly Balcor International), Formerly Energy Realty Corp.), (A Development Stage Company), as of December 31, 1998, December 31, 1997, and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998, December 31, 1997, and December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.
      I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.
      In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dimension House, Inc., (Formerly Balcor International), (Formerly Energy Realty Corp.), (A Development Stage Company), as of December 31, 1998, December 31, 1997, and December 31, 1996, and the results of its operations and cash flows for the three years ended December 31, 1998, December 31, 1997, and December 31, 1996, in conformity with generally accepted accounting principles.
      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Barry Friedman

Barry L. Friedman
Certified Public Accountant


                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                                BALANCE SHEET

                                   ASSETS


                                        December    December    December
                                        31, 1998    31, 1997    31, 1996
CURRENT ASSETS                                  $0           $0          $0

     TOTAL CURRENT ASSETS                       $0           $0          $0

OTHER ASSETS                                    $0           $0          $0

     TOTAL OTHER ASSETS                         $0           $0          $0

     TOTAL ASSETS                               $0           $0          $0

                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)



                                BALANCE SHEET


                    LIABILITIES AND STOCKHOLDERS' EQUITY


                                     December 31, December     December
                                     1998         31, 1997     31, 1996
  CURRENT LIABILITIES
       Officer's Advances (Note #6)        $1,450         $ 0            $ 0

       TOTAL CURRENT LIABILITIES           $1,450         $ 0            $ 0
  STOCKHOLDERS' EQUITY (Note #1)
                                                                      $1,000
       Common stock, no par value,
       Authorized 2,500 shares
       Issued and outstanding at
       December 31, 1996-2,500
  shares
       December 31, 1997-2,500                         $1,000
  shares

       Common stock, par value,             $ 125
  $.0001
       Authorized 100,000,000
  shares
       Issued and outstanding at
       December 31, 1998-1,250,000
       shares

       Additional paid in Capital           $ 875

       Accumulated loss                  $(2,450)    $(1,000)      $ (1,000)

  TOTAL STOCKHOLDERS' EQUITY             $(1,450)         $ 0            $ 0

  TOTAL LIABILITIES AND                                   $ 0            $ 0
  STOCKHOLDERS' EQUITY                        $ 0


                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                           STATEMENT OF OPERATIONS

                                Year       Year       Year      May 4, 1987
                               Ended      Ended       Ended     (inception)
                              Dec.31,    Dec.31,     Dec.31,    to Dec. 31,
                                1998       1997       1996         1998
  INCOME
     Revenue                        $ 0        $ 0        $ 0            $ 0

  EXPENSES
     General, Selling           $ 1,450        $ 0        $ 0        $ 2,450
     And Administrative

     Total Expenses             $ 1,450        $ 0        $ 0        $ 2,450

  Net Profit/Loss (-)         $ (1,450)        $ 0        $ 0      $ (2,450)

  Net Profit/Loss (-)         $ (.0012)     $.0000     $.0000      $ (.0020)
  Per weighted
  Share (Note #1)

  Weighted average number of  1,250,000  1,250,000  1,250,000      1,250,000
  common shares outstanding

                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                            Common Stock         Additional    Accumulated
                         Shares      Amount       Paid-in        Deficit
                                                  Capital
  Balance,                   2,500     $ 1,000           $ 0      $ (1,000)
  December 31, 1995

  Net loss year                                                         $ 0
  ended
  December 31, 1996

  Balance,                   2,500     $ 1,000           $ 0      $ (1,000)
  December 31, 1996

  Net loss year                                                         $ 0
  ended
  December 31, 1997

  Balance,                   2,500     $ 1,000           $ 0      $ (1,000)
  December 31, 1997

  September 2, 1998                   $(1,000)       $ 1,000
  Changed from no
  par
  Value to $.0001

  September 2, 1998      1,247,500       $ 125       $ (125)
  Forward stock
  split
  500:1

  Net loss year                                                   $ (1,450)
  ended
  December 31, 1998

  Balance,               1,250,000       $ 125         $ 875      $ (2,450)
  December 31, 1998

                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)


                           STATEMENT OF CASH FLOWS

                            Year Ended      Year       Year     May 4, 1987
                           Dec. 31, 1998   Ended      Ended     (inception)
                                          Dec. 31,   Dec. 31,   to Dec. 31,
                                            1997       1996         1998
  Cash Flows from               $(1,450)       $ 0         $ 0      $ (2,450)
  Operating Activities
  Net Loss

  Adjustment to reconcile              0         0           0              0
  net loss to net cash
  provided by operating
  activities

  Change in assets and
  liabilities

  Officers Advances              $ 1,450         0           0        $ 1,450

  Net cash used in                   $ 0         0           0      $ (1,000)
  operating activities

  Cash Flows from                      0         0           0              0
  investing activities

  Cash Flows from                      0         0           0        $ 1,000
  Financing Activities
    Issuance of common
  stock for cash

  Net increase (decrease)            $ 0       $ 0         $ 0            $ 0

  Cash, beginning of                   0         0           0              0
  period

  Cash, end of period                  0         0           0              0

                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)

                        NOTES TO FINANCIAL STATEMENTS
         December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

      The Company was organized May 4, 1987, under the laws of the State of Nevada, as Energy Realty Corp. On July 31, 1992, the Company's name changed to Balcor International. On December 18, 1998, the Company's name changed to Dimension House, Inc. The company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

      On May 5, 1987, the company issued 2,500 shares of its no par value common stock for $1,000.00 cash.

      On September 2, 1998, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 2,500 shares of no par value stock to 25,000,000 common shares of $.0001 par value.

      On September 2, 1998, the Company forward split its common stock 500:1, thus increasing the number of outstanding common shares form 2,5000 shares to 1,250,000 shares.

      On December 18, 1998, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 25,000,000 common shares to 100,000,000 common shares. The par value remained unchanged at $.0001.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

      Accounting policies and procedures have not been determined except as follows:

     1.   The Company uses the accrual method of accounting.
2. Earnings per share is computed using the weighted average number of common shares outstanding.
3. The Company has not yet adopted any policy remaining payment of dividends. No dividends have been paid since inception.

                            DIMENSION HOUSE, INC.
                       (FORMERLY BALCOR INTERNATIONAL)
                       (FORMERLY ENERGY REALTY CORP.)
                        (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTSCONTINUED
December 31, 1998, December 31, 1997, and December 31, 1996

NOTE 3 - GOING CONCERN

       The Company's financial statements are prepared using the generally accepted accounting principles applicable to a
going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to con tinue as a going concern. It is management's plan to seek additional capital through a merger with and existing operating company.

NOTE 4 - WARRANTS AND OPTIONS

      There are no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 5 - RELATED PARTY TRANSACTION

      The Company neither owns or leases any real or personal property. Office services are provided without charge by a director. Such costs are immaterial t the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 6 - OFFICERS ADVANCES

     While the Company is seeking additional capital through a merger with an existing operating company, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interest free.

NOTE 7 - SUBSEQUENT EVENT

      Effective January 1, 1999, the Company forward split its common stock 8:1, thus increasing the number of outstanding common shares from 1,250,000 shares to 10,000,000 shares.